Center Bancorp, Inc. Announces Record Date for Proposed Rights Offering

UNION, N.J., August 21, 2009 (GLOBE NEWSWIRE) – As previously announced, Center Bancorp, Inc. (Nasdaq:CNBC), parent company of Union Center National Bank (UCNB), intends to pursue a rights offering for up to $11 million of its Common Stock.  A record date of September 1, 2009 has been set for the proposed rights offering. Upon commencement of the proposed rights offering, Center Bancorp will distribute non-transferable subscription rights to purchase shares of its Common Stock to each holder of its Common Stock as of the close of business on the record date. The amount of subscription rights to be distributed in the rights offering will be determined based on the total number of outstanding shares of Center Bancorp’s Common Stock on the record date. The subscription price, which is anticipated to be at a discount to the market price, will be determined on a date closer to the record date.

Center Bancorp’s President and Chief Executive Officer, Anthony C. Weagley, commented, “While Center’s capital is in excess of regulatory ‘well capitalized’ levels, we believe the current environment presents an opportunity for Center Bancorp to raise capital to replace the TARP funds it previously received and enhance its flexibility in this uncertain marketplace. Increased liquidity and capital at the holding company level will position Center Bancorp as an ongoing source of strength for UCNB as the Bank continues its focus on serving its communities and supporting its customers’ banking needs. Offering our stock directly to our existing shareholders will give every shareholder the opportunity to participate and acquire shares on the same terms.”

A registration statement related to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  The securities may not be sold nor may offers to buy be accepted, prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Center Bancorp:

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At June 30, 2009, the Bank had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $979.3 million and stockholders' equity of $89.5 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

CONTACT:  Center Bancorp, Inc.
          Anthony C. Weagley, President & Chief Executive Officer
          Joseph Gangemi, Investor Relations Officer
          (908) 206-2886